UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

GRAYBUG VISION, INC.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

38942Q103

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐       Rule 13d-1(b)

☐       Rule 13d-1(c)

☒       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.	38942Q103	Page 2 of 23 Pages

1		NAMES OF REPORTING PERSONS
AffaMed Project Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 3 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Affamed Therapeutics Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
cayman islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 4 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
C-Bridge IV Investment Three Group Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 5 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
C-Bridge IV Investment Six Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 6 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
C-Bridge IV Investment Twenty Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 7 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Affamed Management Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 8 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
C-Bridge Healthcare Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
cayman islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13G

CUSIP No.	38942Q103	Page 9 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
C-Bridge Healthcare Fund GP IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
cayman islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13G

CUSIP No.	38942Q103	Page 10 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
C-Bridge Capital GP IV, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
cayman islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 11 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
C-Bridge Joint Value Creation Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 12 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
TF Capital IV, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
cayman islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 13 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Nova Aqua Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin islands
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13G

CUSIP No.	38942Q103	Page 14 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Wei fu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
singapore
NUMBER OF	5	SOLE VOTING POWER
SHARES		-0-
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		-0-
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON		-0-
WITH	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

SCHEDULE 13G

CUSIP No.	38942Q103	Page 15 of 23 Pages

Item 1.

(a)	NAME OF ISSUER:

Graybug Vision, Inc.

(b)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

203 Redwood Shores Parkway, Suite 620

Redwood City, CA 94065

Item 2.

(a)	NAME OF PERSON FILING:

This Statement is being filed by and on behalf of AffaMed Project Limited, AffaMed Therapeutics Limited, C-Bridge IV Investment Three Group Limited, C-Bridge IV Investment Six Limited, C-Bridge IV Investment Twenty Limited, AffaMed Management Limited, C-Bridge Healthcare Fund IV, L.P., C-Bridge Healthcare Fund GP IV, L.P., C-Bridge Capital GP IV, Ltd., C-Bridge Joint Value Creation Limited, TF Capital IV, Ltd., Nova Aqua Limited and Mr. Wei Fu (collectively, the "Reporting Persons").

The shares reported herein are held directly by AffaMed Project Limited. AffaMed Project Limited is wholly owned by AffaMed Therapeutics Limited. AffaMed Therapeutics Limited is controlled by C-Bridge IV Investment Three Group Limited, C-Bridge IV Investment Six Limited, C-Bridge IV Investment Twenty Limited and AffaMed Management Limited. C-Bridge IV Investment Three Group Limited, C-Bridge IV Investment Six Limited, C-Bridge IV Investment Twenty Limited are each wholly owned by C-Bridge Healthcare Fund IV, L.P. C-Bridge Healthcare Fund GP IV, L.P. is the general partner of C-Bridge Healthcare Fund IV, L.P. C-Bridge Capital GP IV, Ltd. is the general partner of C-Bridge Healthcare Fund GP IV, L.P. C-Bridge Healthcare Fund GP IV, L.P. is controlled by TF Capital IV, Ltd. and Nova Aqua Limited. TF Capital IV, Ltd. is wholly owned by Nova Aqua Limited. AffaMed Management Limited is wholly owned by C-Bridge Joint Value Creation Limited. C-Bridge Joint Value Creation Limited is wholly owned by Nova Aqua Limited. Nova Aqua Limited is controlled by Mr. Wei Fu.

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The business address of each of the Reporting Persons is Suite 3306-3307, Two Exchange Square, 8 Connaught Place, Central, Hong Kong.

SCHEDULE 13G

CUSIP No.	38942Q103	Page 16 of 23 Pages

(c)	CITIZENSHIP:

AffaMed Project Limited is a British Virgin Islands corporation. AffaMed Therapeutics Limited is a Cayman Islands corporation. C-Bridge IV Investment Three Group Limited is a British Virgin Islands corporation. C-Bridge IV Investment Six Limited is a British Virgin Islands corporation. C-Bridge IV Investment Twenty Limited is a British Virgin Islands corporation. AffaMed Management Limited is a British Virgin Islands corporation. C-Bridge Healthcare Fund IV, L.P. is a Cayman Islands limited partnership. C-Bridge Healthcare Fund GP IV, L.P. is a Cayman Islands limited partnership. C-Bridge Capital GP IV, Ltd. is a British Virgin Islands corporation. C-Bridge Joint Value Creation Limited is a British Virgin Islands corporation. TF Capital IV, Ltd. is a Cayman Islands corporation. Nova Aqua Limited is a British Virgin Islands corporation. Mr. Wei Fu is a citizen of Singapore.

(d)	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.0001 per share.

(e)	CUSIP NUMBER: 38942Q103

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO §§240.13d-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment advisor in accordance with §240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

SCHEDULE 13G

CUSIP No.	38942Q103	Page 17 of 23 Pages

(h) ☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Not applicable.

Item 4.	OWNERSHIP:

The percentages set forth in this Item 4 are based on there being 21,562,523 shares of Common Stock outstanding as of November 7, 2022 as disclosed in Graybug Vision, Inc.'s Form 10-Q filed on November 10, 2022 for the quarterly period ended September 30, 2022.

AffaMed Project Limited

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

SCHEDULE 13G

CUSIP No.	38942Q103	Page 18 of 23 Pages

AffaMed Therapeutics Limited

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

C-Bridge IV Investment Three Group Limited

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii) sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

C-Bridge IV Investment Six Limited

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

SCHEDULE 13G

CUSIP No.	38942Q103	Page 19 of 23 Pages

C-Bridge IV Investment Twenty Limited

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

AffaMed Management Limited

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

C-Bridge Healthcare Fund IV, L.P.

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

SCHEDULE 13G

CUSIP No.	38942Q103	Page 20 of 23 Pages

C-Bridge Healthcare Fund GP IV, L.P.

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

C-Bridge Capital GP IV, Ltd.

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

SCHEDULE 13G

CUSIP No.	38942Q103	Page 21 of 23 Pages

C-Bridge Joint Value Creation Limited

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

TF Capital IV, Ltd.

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

SCHEDULE 13G

CUSIP No.	38942Q103	Page 22 of 23 Pages

Nova Aqua Limited

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

Wei Fu

(a)	AMOUNT BENEFICIALLY OWNED (AS OF DECEMBER 31, 2022): -0-

(b)	PERCENT OF CLASS: 0%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	sole power to vote or to direct the vote: -0-

(ii)	shared power to vote or to direct the vote: -0-

(iii)	sole power to dispose or to direct the disposition of: -0-

(iv)	shared power to dispose or to direct the disposition of: -0-

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

Not applicable.

SCHEDULE 13G

CUSIP No.	38942Q103	Page 23 of 23 Pages

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

Item 10.	CERTIFICATIONS:

Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2023

AFFAMED PROJECT LIMITED

By:	/s/ Hansoo Michael Keyoung
	Name:	Hansoo Michael Keyoung
	Title:	Director

AffaMed Therapeutics Limited

By:	/s/ Dayao ZHAO
	Name:	Dayao ZHAO
	Title:	Director

C-Bridge IV Investment Three Group Limited

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Director

C-Bridge IV Investment Six Limited

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Director

C-Bridge IV Investment Twenty Limited

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Director

AffaMed Management Limited

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Director

C-Bridge Healthcare Fund IV, L.P.

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Authorized Representative

C-Bridge Healthcare Fund GP IV, L.P.

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Authorized Representative

C-Bridge Capital GP IV, Ltd.

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Director

C-Bridge Joint Value Creation Limited

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Director

TF Capital IV, Ltd.

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Director

Nova Aqua Limited

By:	/s/ Wei Fu
	Name:	Wei Fu
	Title:	Authorized Representative

/s/ Wei Fu
Wei Fu